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                                                                   Exhibit 12
                             OWENS-ILLINOIS, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (Millions of dollars, except ratios)

                                      Nine Months ended September 30,
                               ----------------------------------------------
                                                                   Pro Forma
                                          Pro Forma               As Adjusted
                                         As Adjusted               for Avir
                                             For                  Acquisition
                                         Refinancing                  and
                               Actual       Plan        Actual    Refinancing
                                1997        1997         1996      Plan 1996
Earnings from continuing       ------    -----------    ------    -----------
  operations before income
  taxes, minority share
  owners' interests, extra-
  ordinary items and
  cumulative effect of
  accounting changes           $383.9         $419.4    $287.7         $415.3

Less:  Equity earnings          (13.0)         (13.0)    (13.2)         (16.3)

Add:  Total fixed charges
      deducted from earnings    253.7          218.2     241.3          207.4
                               ------         ------    ------         ------
      Earnings available for
      payment of fixed
      charges                  $624.6         $624.6    $515.8         $606.4
                               ======         ======    ======         ======
Fixed charges (including the
  Company's proportional
  share of 50% owned
  associates):
      Interest expense         $233.8         $199.4    $221.2         $188.2
      Portion of operating
        lease rental deemed
        to be interest           16.6           16.6      16.3           16.9
      Amortization of
        deferred financing
        costs and debt
        discount expense          3.3            2.2       3.8            2.3
      Total fixed charges      ------         ------    ------         ------
        deducted from
        earnings and total
        fixed charges          $253.7         $218.2    $241.3         $207.4
                               ======         ======    ======         ======
Ratio of earnings to
  fixed charges                   2.5            2.9       2.1            2.9